Exhibit 3.01

CERTIFICATE OF INCORPORATION

OF

Azurel Ltd.

FIRST:  The name of the Corporation is Azurel Ltd.

SECOND:  Its registered office is to be located at Chemical Bank Plaza, Suite 1600, 1201 N. Market St., Wilmington, DE  19801, County of New Castle.  The registered agent is American Incorporators Ltd. whose address is the same as above.

THIRD:  The nature of the business and purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is one thousand five hundred (1,500). All such shares are to be without par value and are to be of one class.

FIFTH:    The name and mailing address of the incorporator is as follows

                         Jennifer C. Plescia

                         Chemical Bank Plaza, Suite 1600

                         1201 N. Market Street

                         Wilmington, DE 19801

SIXTH:  The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation.  The name and mailing address of the person(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

                         Gerard Semhon

                         c/o Sam & Joe

                         160 5th Avenue, Suite 604

                         New York, NY 10010

SEVENTH:  Each person who serves or who has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability or a director:  (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts stated herein are true, and I have accordingly hereunto set my hand.

                                       /s/ Jennifer C. Plescia

                                       INCORPORATOR